EXHIBIT 10.20

Employee Stock Option Agreement

Granted Under IDEXX Laboratories, Inc. 2009 Stock Incentive Plan

1.  Grant of Option.

IDEXX Laboratories, Inc., a Delaware corporation (the “Company”), hereby grants to the employee named on the opposite side of this Agreement (the “Optionee”), an option, pursuant to the Company’s 2009 Stock Incentive Plan (the “Plan”), to purchase, in whole or in part, the number of shares of Common Stock of the Company at a price per share as noted on the opposite side of this Agreement, subject to the terms and conditions of this option, the Plan and the description of the Plan set forth in the Plan Prospectus.  The Plan and Prospectus are provided to the Optionee with this Agreement.  Defined terms not otherwise defined in this Agreement shall have the meanings set forth in the Plan or the Prospectus.

2.  Type of Stock Option.

If the opposite side of this Agreement indicates that this option is an “Incentive Stock Option”, this option is intended to qualify as an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended from time to time (the “Code”).  If the opposite side of this Agreement indicates that this option is a “Non-Qualified Stock Option”, this option shall not be considered an incentive stock option as defined by Section 422 of the Code.

3.  Exercise of Option and Provisions for Termination.

(a) Vesting Schedule and Expiration.  Except as otherwise provided in this Agreement, this option shall expire at 4:00 p.m., Eastern time, on the Expiration Date indicated on the opposite side of this Agreement.  This option will become exercisable (“vest”) in installments as to the number of shares and during the respective installment periods set forth on the opposite side of this Agreement.  The right of exercise shall be cumulative so that if the option is not exercised to the maximum extent permissible during an exercise period, it shall continue to be exercisable, in whole or in part, with respect to all shares not so purchased at any time prior to the Expiration Date or the earlier termination of this option.  This option may not be exercised at any time after the Expiration Date.

(b) Exercise Procedure.  Subject to the conditions set forth in this Agreement, this option shall be exercised by the Optionee’s delivery of written notice of exercise through the online service designated by the Company (currently E*TRADE OptionsLink), specifying the number of shares to be purchased and the purchase price to be paid therefor and accompanied by payment in full in accordance with Section 4.  Such exercise shall be effective upon receipt by such online service of such written notice together with the required payment.  The Optionee may purchase less than the number of shares covered hereby, provided that no partial exercise of this option may be for any fractional share.

(c) Continuous Relationship with the Company Required.  Except as otherwise provided in this Section 3, this option may not be exercised unless the Optionee, at the time he or she exercises this option, is, and has been at all times since the Grant Date indicated on the opposite side of this Agreement, an employee or director of the Company (an “Eligible Optionee”).   For all purposes of this option, (i) “Employment” shall be defined in accordance with the provisions of Section 1.421-7(h) of the Income Tax Regulations or any successor regulations, and (ii) if this option shall be assumed or a new option substituted therefor in a transaction to which Section 425(a) of the Code applies, employment by such assuming or substituting corporation (hereinafter called the “Successor Corporation”) shall be considered for all purposes of this option to be employment by the Company.

(d) Exercise Period Upon Termination of Relationship with the Company.  If the Optionee ceases to be an Eligible Optionee for any reason, then, except as provided in paragraphs (e) and (f) below, the right to exercise this option shall terminate 3 months after such cessation (but in no event after the Expiration Date), provided that this option shall be exercisable only to the extent that the Optionee was entitled to exercise this option on the date of such cessation.   Notwithstanding the foregoing, if the Optionee, prior to the Expiration Date, violates the non-competition, non-solicitation or confidentiality provisions of any employment, consulting or advisory contract, confidentiality and nondisclosure agreement or other agreement between the Optionee and the Company, the right to exercise this option shall terminate immediately upon such violation.

(e) Exercise Period Upon Death, Disability or Retirement; Immediate Vesting pon Death or Disability.  If the Optionee dies, becomes disabled (within the meaning of Section 22(e)(3) of the Code) or retires (as defined below) prior to the Expiration Date while he or she is an Eligible Optionee, or if the Optionee dies within 3 months after the Optionee ceases to be an Eligible Optionee, and the Company has not terminated such relationship for “cause” as specified in paragraph (f) below, this option shall be exercisable, until the 1 year anniversary date following the date of death or disability of the Optionee (or if the date of death or disability of the Optionee is less than one year after the grant date of this option, then the option shall be exercisable until the one-year anniversary of the grant date of this option),  or until the 2 year anniversary date following the date of retirement of the Optionee (but in no event after the Expiration Date), by the Optionee or by the person to whom this option is transferred by will or the laws of descent and distribution, provided that this option shall be exercisable only to the extent that this option was exercisable by the Optionee on the date he or she ceased to be an Eligible Optionee.    Notwithstanding anything in this Agreement that may be to the contrary, in the event the Optionee dies or becomes disabled (as defined above) at a time when the Optionee is an Eligible Optionee, then this option shall immediately vest and become exercisable with respect to all shares underlying this option as of the date of the Optionee’s death or disability; provided, however, if such death or disability occurs within one year of the grant date of this option, then this option shall continue to vest after the date of such death or disability in accordance with the schedule described in Section 3(a) above, except that it will immediately vest and become exercisable with respect to all shares underlying this option as of the date that is the one-year anniversary of the grant date of this option.  “Retire” and “retirement” shall mean retirement at or after the attainment of age 60, provided that the Optionee has been an employee of the Company for at least 10 years, not including any years during which the Optionee was employed by a company that was acquired by or merged with the Company.

(f) Discharge for Cause.  If the Optionee, prior to the Expiration Date, ceases his or her employment with the Company because he or she is discharged for “cause” (as defined below), the right to exercise this option shall terminate immediately upon such cessation of employment.  “Cause” shall mean willful misconduct in connection with the Optionee’s employment or willful failure to perform his or her employment responsibilities in the best interests of the Company (including, without limitation, breach by the Optionee of any provision of any employment, consulting, advisory, nondisclosure, non-competition, non-solicitation or other similar agreement between the Optionee and the Company), as determined by the Company, which determination shall be conclusive.  The Optionee shall be considered to have been discharged for “cause” if the Company determines, within 30 days of the Optionee’s resignation, that discharge for cause was warranted.

4.  Payment of Purchase Price.

(a) Method of Payment. Payment of the purchase price for shares purchased upon exercise of this option shall be made (i) by delivery to the Company, or to the online service designated by the Company, of an amount equal to the purchase price of such shares, (ii) by delivery to the Company of shares of Common Stock of the Company (either actually or by attestation) then owned by the Optionee for at least 6 months (or any shorter period sufficient to avoid a charge to the Company’s earnings for financial reporting purposes) or delivery of other consideration having a fair market value equal in amount to the purchase price of such shares, (iii) to the extent permitted by the Company’s Board of Directors, in its sole discretion, by delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the purchase price and any required tax withholding, or delivery by the Optionee to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the purchase price and any required tax withholding; or (iv) by any combination of cash, such shares of Common Stock of the Company, and other consideration as the Board may specify.

(b) Valuation of Shares or Other Non-Cash Consideration Tendered in Payment of Purchase Price.  For the purposes hereof, the fair market value of any share of the Company’s Common Stock or other non-cash consideration which may be delivered to the Company in exercise of this option shall be determined as provided in the Plan.

(c) Delivery of Shares Tendered in Payment of Purchase Price.  If the Optionee exercises options by delivery of shares of Common Stock of the Company, any certificate or certificates representing the shares of Common Stock of the Company to be delivered shall be duly executed in blank by the Optionee or shall be accompanied by a stock power duly executed in blank suitable for purposes of transferring such shares to the Company, and any electronic delivery of shares shall be in a manner sufficient for purposes of transferring such shares to the Company.  Fractional shares of Common Stock of the Company will not be accepted in payment of the purchase price of shares acquired upon exercise of this option.

5.  Delivery of Shares; Compliance with Securities Laws, Etc.

(a) General.  The Company shall, upon payment of the option price for the number of shares purchased and paid for, make prompt delivery of such shares to the Optionee, provided that if any law or regulation requires the Company to take any action with respect to such shares before the issuance thereof, then the date of delivery of such shares shall be extended for the period necessary to complete such action.

(b) Listing, Qualification, Etc.  This option shall be subject to the requirement that if, at any time, counsel to the Company shall determine that the listing, registration or qualification of shares subject hereto upon any securities exchange or under any state or federal law, or the consent or approval of any governmental or regulatory body, or that the disclosure of non-public information or the satisfaction of any other condition is necessary as a condition of, or in connection with, the issuance or purchase of shares hereunder, this option may not be exercised, in whole or part, unless such listing, registration, qualification, consent or approval, disclosure or satisfaction of such other condition shall have been effected or obtained on terms acceptable to the Board of Directors.  Nothing herein shall be deemed to require the Company to apply for, effect disclosure, or to satisfy such other condition.

6.  Nontransferability of Option.

Except as provided in paragraph (e) of Section 3, this option is personal and no rights granted hereunder may be sold, assigned, transferred, pledged or otherwise encumbered by the Optionee (whether by operation of law or otherwise).   During the lifetime of the Optionee, this option shall be exercised only by the Optionee.

7.  No Special Employment Rights.

Nothing contained in the Plan, the Prospectus or this option shall be construed or deemed to constitute an employment or service contract or confer or be deemed to confer on the Optionee any right to continue in the employ or service of, or to continue any other relationship with, the Company or limit in any way the right of the Company to terminate the Optionee’s employment or service or other relationship at any time, with or without cause.

8.  Rights as a Shareholder.

The Optionee shall have no rights as a shareholder with respect to any shares which may be purchased by exercise of this option (including, without limitation, any rights to receive dividends or non-cash distributions with respect to such shares) unless and until a certificate representing such shares, or electronic equivalent, is duly issued and delivered to the Optionee.  No adjustment shall be made for dividends or other rights for which the record date is prior to the date such stock certificate or electronic equivalent is issued.

9.  Withholding Taxes.

The Company’s obligation to deliver shares upon the exercise of this option shall be subject to the Optionee’s satisfaction of all applicable federal, state and local income and employment tax withholding requirements.  The Company shall be authorized to withhold the amount of withholding taxes due in connection with the exercise of this option and to take such other action as may be necessary in the opinion of the Company to satisfy all Company obligations for the payment of such taxes.

10.  Limitations on Disposition of Incentive Stock Option Shares.

If, as indicated on the opposite side of this Agreement, this option is an “incentive stock option”, the Optionee understands that in order to obtain the benefits of an incentive stock option under Section 422 of the Code, no sale or other disposition may be made of any shares acquired upon exercise of the option within 1 year after such shares were acquired pursuant to such exercise, nor within 2 years after the Grant Date.  If the Optionee intends to dispose, or does dispose (whether by sale, exchange, gift, transfer or otherwise), of any such shares within said periods, he or she will notify the Company in writing within 10 days after such disposition, and provide any other information regarding such disposition that the Company may require.

11.  Data Privacy.

By entering into this Agreement, the Optionee: (i) authorizes the Company and its Subsidiaries, and any agent of the Company and its Subsidiaries administering the Plan or providing Plan recordkeeping services, to disclose to the Company or any of its Subsidiaries such information and data as the Company or any such Subsidiary shall request in order to facilitate the grant of options and the administration of the Plan; (ii) waives any data privacy rights he or she may have with respect to such information; and (iii) authorizes the Company and its Subsidiaries to store and transmit such information in electronic form.

12.  Miscellaneous.

(a) Except as provided herein, this option may not be amended or otherwise modified unless evidenced in writing and signed by the Company and the Optionee.  The Board of Directors may amend, alter, suspend, discontinue or terminate the Plan, or any portion thereof, at any time, subject to the requirements for certain amendments or alterations set forth in the Plan.

(b) All notices under this option shall be mailed or delivered by hand to the parties at their respective addresses set forth on the opposite side of this Agreement or at such other address as may be designated in writing by either of the parties to one another.

(c) This option shall be governed by and construed in accordance with the laws of the State of Delaware and applicable federal law, without regard to applicable conflicts of laws.